Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Record Third Quarter Earnings

•	QUARTERLY EPS ADVANCES 29% TO $0.54 COMPARED TO $0.42 LAST YEAR

•	COMPANY RAISES EPS GUIDANCE RANGE FOR FULL YEAR

New York, New York, November 17, 2006 - AnnTaylor Stores Corporation (NYSE: ANN) today reported financial results for the third quarter of fiscal 2006.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We are very pleased with our overall results for the quarter, with significant increases in sales and gross margin driving the best third quarter earnings performance in our Company’s history. With these results, we continued the solid momentum we have generated this year. The third quarter was highlighted by Ann Taylor, Ann Taylor Factory and our Online business, with each delivering a particularly strong performance. These results were partially offset by a less than robust quarter at LOFT, due primarily to softness in the sweater category. We look forward to continuing to execute our growth strategies and to further building our Ann Taylor, LOFT and Ann Taylor Factory brands.”

Third Quarter 2006

For the third quarter ended October 28, 2006, net income advanced 29 percent to $39.3 million, or $0.54 per diluted share, compared to net income of $30.3 million, or $0.42 per diluted share in the third quarter of fiscal 2005.

The Company’s net sales for the third quarter of fiscal 2006 totaled $566.3 million, up 10.2 percent from $514.0 million for the same period last year. By division, net sales for the third quarter of fiscal 2006 were $223.3 million for Ann Taylor compared to $210.0 million last year, and $272.5 million for Ann Taylor LOFT compared to $251.9 million last year. Comparable store sales for the third quarter of fiscal 2006 were up 2.6 percent, compared to an increase of 0.2 percent for the third quarter of last year. By division, comparable store sales for the third quarter were up 6.1 percent for Ann Taylor compared to a 3.7 percent increase last year, and down 0.9 percent for Ann Taylor LOFT compared to a 2.5 percent decrease last year.

Total inventory levels at the end of the third quarter were down approximately 3 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 13 percent at Ann Taylor and up approximately 8 percent at Ann Taylor LOFT.

Gross margin, as a percentage of net sales, increased to 56.6 percent in the third quarter, compared to 54.2 percent in the third quarter last year. The increase in gross margin as a percentage of net sales was primarily due to an increase in full-price sales across all divisions.

ANNTAYLOR

SG&A expenses in the third quarter of 2006 were $259.0 million, or 45.7 percent of net sales, compared to $228.7 million, or 44.5 percent of net sales, for the same period last year. The increase in SG&A expenses as a percentage of net sales was primarily due to higher marketing and increased stock- and performance-based compensation costs, partially offset by leverage on fixed expenses at Ann Taylor due to the increase in comparable store sales.

Operating profit was 10.9 percent of net sales in the third quarter of fiscal 2006 compared to 9.7 percent of net sales in the third quarter of last year.

During the third fiscal quarter of 2006, the Company opened seven Ann Taylor stores, 19 Ann Taylor LOFT stores and four Ann Taylor Factory stores. Additionally, two existing Ann Taylor stores were closed. The total store count at quarter-end was 856, comprised of 355 Ann Taylor stores, 445 Ann Taylor LOFT stores and 56 Ann Taylor Factory stores.

Total store square footage increased 5.4 percent to 5.0 million square feet as of October 28, 2006, from 4.7 million square feet as of October 29, 2005. Total square footage by division at the end of the third quarter was 1.9 million square feet for Ann Taylor and 2.6 million square feet for Ann Taylor LOFT.

Nine Month Results

For the fiscal year-to-date period ending October 28, 2006, the Company’s net income was $121.5 million, or $1.67 per diluted share, compared to net income of $54.5 million, or $0.76 per diluted share, for the same period last year.

Fiscal year-to-date net sales totaled $1.7 billion, up 15.6 percent in 2006 from $1.5 billion. By division, net sales for the fiscal year-to-date period were $669.3 for Ann Taylor compared to $628.0 million last year, and $861.7 million for Ann Taylor LOFT compared to $720.7 million last year. Comparable store sales for the fiscal year-to-date period increased 6.2 percent from the same period last year. Comparable store sales by division were up 6.6 percent for Ann Taylor and up 6.0 percent for Ann Taylor LOFT.

Gross margin as a percent of net sales for the fiscal year-to-date period ending October 28, 2006 was 55.8 percent, compared to 50.9 percent for the same period last year. This increase in gross margin as a percentage of net sales was primarily due to higher full-price sales across all divisions combined with higher margin rates on non-full price sales.

Selling, general and administrative expenses as a percentage of net sales decreased to 44.6 percent for the fiscal 2006 year-to-date period compared to 45.1 percent for the same period last year. This decrease was primarily due to the benefits of fixed cost leverage, given the increase in comparable store sales, and the absence of the corporate office relocation charge that unfavorably impacted the 2005 period. Partially offsetting these benefits were higher stock- and performance-based compensation expenses in the 2006 period.

Stock Repurchase

During the third fiscal quarter of 2006, the Company purchased approximately 751,000 shares of its common stock at a cost of approximately $30.3 million.

Fiscal Year 2006 Guidance Update

Based on the strong third quarter results, the Company has raised its guidance range for full year 2006 diluted earnings per share. The revised guidance is based upon the fourth quarter assumptions outlined below.

ANNTAYLOR

Comparable store sales for the fourth quarter are expected to be flat compared to the increase of 6.8% for the same period last year. For the year, as previously stated, comparable store sales are expected to increase in the mid-single-digit range.

Gross margin rate for the fourth quarter is expected to be flat to slightly down from the fourth quarter of 2005. The Company continues to expect the full year to show great improvement over last year, driven by the significant increase achieved in gross margin in the first nine months of 2006.

Selling, general and administrative expenses are expected to increase approximately 9% in the fourth quarter versus the same period last year. For the full year, the Company expects selling, general and administrative expenses to grow approximately 13 percent over reported 2005 levels. The increase is due largely to investment in new stores, higher stock- and performance-based compensation costs and costs related to the higher sales in the spring season.

For the full year, the Company plans to open approximately 52 LOFT stores, 11 Ann Taylor stores, and seven Ann Taylor Factory Stores, implying total net square footage growth of approximately 6 percent.

Consolidated inventory levels on a per-square-foot basis are expected to be down at year-end in the mid single-digit range.

The Company anticipates that capital expenditures for fiscal 2006 will be approximately $165 million, including new store construction, store renovation and re-branding, information systems, corporate office and distribution center initiatives as well as other general corporate investments.

Based on the above assumptions, the Company now expects its fully diluted earnings per share for the year to be in the range of $2.07 to $2.12, compared with the $2.05 to $2.10 range previously expected. This EPS outlook includes an estimated $0.06 charge to reflect the expensing of stock options. Excluding the impact of stock option expense, expected earnings per diluted share for fiscal 2006 would be in the range of $2.13 to $2.18.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 856 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 28, 2006.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

For Media:	For Investors:

Wendi Kopsick/Micheline Tang	Jim Smith
Kekst and Company	EVP, Chief Financial Officer
(212) 521-4867/4872	(212) 541-3547

Maria Sceppaguercio
SVP, Communications and Investor Relations
(212) 457-2199

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Nine Months Ended October 28, 2006 and October 29, 2005

(unaudited)

	Quarters Ended		Nine Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
	(in thousands, except per share amounts)
Net sales	$566,261	$513,976	$1,732,432	$1,499,106
Cost of sales	245,596	235,344	765,953	735,804

Gross margin	320,665	278,632	966,479	763,302
Selling, general and administrative expenses	258,956	228,653	773,187	675,450

Operating income	61,709	49,979	193,292	87,852
Interest income	4,551	2,150	12,500	6,092
Interest expense	612	560	1,679	1,428

Income before income taxes	65,648	51,569	204,113	92,516
Income tax provision	26,384	21,223	82,662	38,060

Net income	$39,264	$30,346	$121,451	$54,456

Basic earnings per share of common stock	$0.55	$0.42	$1.70	$0.76

Weighted average shares outstanding	71,133	71,674	71,549	71,527

Diluted earnings per share of common stock	$0.54	$0.42	$1.67	$0.76

Weighted average shares outstanding, assuming dilution	72,356	72,270	72,714	72,078
Number of stores open at beginning of period	828	782	824	738
Number of stores opened during period	30	40	49	86
Number of stores expanded/relocated during period *	6	6	12	8
Number of stores closed during period	(2)	(2)	(17)	(4)
Number of stores open at end of period	856	820	856	820

Total store square footage at end of period (000’s)	4,993	4,739

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

October 28, 2006 and January 28, 2006

(unaudited)

	October 28, 2006	January 28, 2006
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$405,372	$380,654
Accounts receivable	25,460	17,091
Merchandise inventories	279,514	204,503
Prepaid expenses and other current assets	73,539	73,964

Total current assets	783,885	676,212
Property and equipment, net	564,393	512,765
Goodwill	286,579	286,579
Other assets	25,204	17,350

Total assets	$1,660,061	$1,492,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$116,989	$97,398
Accrued salaries and bonus	30,561	8,633
Accrued tenancy	44,749	44,036
Gift certificates and merchandise credits redeemable	32,685	45,916
Accrued expenses	96,149	61,603

Total current liabilities	321,133	257,586
Deferred lease costs	214,442	198,714
Other liabilities	3,402	2,124

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,126,991 and 81,998,648 shares issued, respectively	559	558
Additional paid-in capital	746,094	723,230
Retained earnings	648,775	527,325
Deferred compensation on restricted stock	—	(12,006)

	1,395,428	1,239,107

Treasury stock, 10,038,438 and 9,507,361 shares respectively, at cost	(274,344)	(204,625)

Total stockholders’ equity	1,121,084	1,034,482

Total liabilities and stockholders’ equity	$1,660,061	$1,492,906